SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )
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10M Commerce Way
Woburn, Massachusetts 01801

April 19, 2007

Dear Stockholder:

I am pleased to invite you to the 2007 Special Meeting of Stockholders in Lieu of Annual Meeting of MicroFinancial Incorporated (“MicroFinancial”), which will be held on Wednesday, May 16, 2007, at 4:00 p.m., at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts.

The accompanying Notice of Special Meeting of Stockholders and proxy statement describe the matters to be considered and acted upon. Please read these materials carefully.

Matters scheduled for consideration at the Special Meeting are the election of three directors for three-year terms and the ratification of the selection of independent auditors for 2007.

I hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented and voted. ACCORDINGLY, I URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED.

Very truly yours,

PETER R. BLEYLEBEN
Chairman

MicroFinancial Incorporated
10M Commerce Way
Woburn, Massachusetts 01801

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
IN LIEU OF ANNUAL MEETING

To Be Held May 16, 2007

The Special Meeting of Stockholders in Lieu of Annual Meeting of MicroFinancial Incorporated, a Massachusetts corporation (“MicroFinancial”), will be held Wednesday, May 16, 2007, at 4:00 p.m., at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts for the purpose of considering and voting upon:

1.	The election of three directors for three-year terms.

2.	The ratification of the selection of Vitale, Caturano & Co. as independent auditors for MicroFinancial for 2007.

3.	The transaction of such other business as may properly come before the Special Meeting.

The record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting is the close of business on April 11, 2007. MicroFinancial’s transfer books will not be closed.

By Order of the Board of Directors,

RICHARD F. LATOUR
Clerk

Woburn, Massachusetts
April 19, 2007

YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE, USING THE RETURN ENVELOPE ENCLOSED WITH THE PROXY. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

i

MicroFinancial Incorporated
10M Commerce Way
Woburn, Massachusetts 01801
Telephone 781-994-4800

2007 SPECIAL MEETING OF STOCKHOLDERS
IN LIEU OF ANNUAL MEETING

PROXY STATEMENT

GENERAL

The enclosed proxy is solicited by the Board of Directors (“MicroFinancial Board”) of MicroFinancial Incorporated (“MicroFinancial” or the “Corporation”) in connection with the Special Meeting of Stockholders in Lieu of Annual Meeting (the “Special Meeting”) to be held on May 16, 2007. This proxy statement and the enclosed proxy are first being sent to stockholders on or about April 19, 2007. The proxy will be voted at the Special Meeting in accordance with the instructions indicated on the proxy by the stockholder. If no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposal No. 1 and FOR Proposal No. 2.

The record date for determining stockholders entitled to vote at the Special Meeting is the close of business on April 11, 2007. On this date, there were outstanding and entitled to vote 13,894,096 shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”), each of which is entitled to one vote on each matter to be voted on at the Special Meeting. The presence (in person or by proxy) of a majority of the aggregate number of shares of Common Stock outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Special Meeting. Abstentions and “broker non-votes” will be counted as present at the Special Meeting for purposes of determining whether there is a quorum. A “broker non-vote” occurs when a broker or other nominee, holding shares for a beneficial owner, has not received voting instructions on a matter from such owner and is barred by stock exchange rules from exercising discretionary authority to vote on the matter.

Management is not aware of any matter to be considered at the Special Meeting other than those referred to in this proxy statement. If any other business should properly come before the Special Meeting, the persons named in the proxy will vote according to their best judgment in such matters.

VOTING PROCEDURES

A plurality of votes of the shares of Common Stock represented at the Special Meeting is required to elect directors. In voting for the election of directors, stockholders may cast their votes in favor of a nominee or may withhold authority to vote, but votes against may not be specified. The affirmative vote of a majority of the shares of Common Stock represented at the Special Meeting and entitled to vote is required to ratify the selection of auditors. If a broker’s authority to vote on a particular matter is limited, thus resulting in a broker non-vote, such broker non-vote will not be counted in determining the number of votes cast or entitled to vote at the Special Meeting. Abstentions are counted for this purpose.

A stockholder of record may revoke a proxy by delivering written notice of revocation to Richard F. Latour, Clerk of MicroFinancial, at the address set forth above, by filing a duly executed proxy bearing a later date, or by attending the Special Meeting in person, notifying the Clerk, and voting by ballot at the Special Meeting. Any stockholder of record attending the Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Clerk) of a stockholder at the Special Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Common Stock are not registered in their own name will need additional documentation from the record holder of the shares to vote in person at the Special Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of February 28, 2007 with respect to the beneficial ownership of Common Stock of each person known by the Corporation to be the beneficial owner of more than 5% of the 13,891,596 shares of Common Stock outstanding as of such date, each director and executive officer of the Corporation and all directors and executive officers of the Corporation as a group.

	Number of Shares	Percentage of Outstanding
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)	Common Stock

Torrence C. Harder(3)	1,800,413	12.8%
Peter R. Bleyleben(4)	1,599,424	11.3%
Brian E. Boyle(5)	1,553,384	11.0%
Wasatch Advisors, Inc.(6)	1,118,534	8.1%
150 Social Hall Avenue Salt Lake City, Utah 84111
Richard F. Latour(7)	930,607	6.5%
Austin W. Marxe(8)	788,691	5.7%
David M. Greenhouse(8)
c/o AWM Investment Company, Inc. 527 Madison Avenue, Suite 2600 New York, New York 10022
Alan J. Zakon(9)	299,280	2.1%
Fritz von Mering	40,742	*
John W. Everets	27,748	*
James R. Jackson, Jr.	105,054	*
Steven J. LaCreta	19,686	*
Stephen Constantino	34,947	*
Thomas Herlihy	10,572	*
All directors and executive officers as a group (11 persons)	6,421,857	42.4%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each officer and director of the Corporation who beneficially owns more than 5% of its outstanding Common Stock is 10-M Commerce Way, Woburn, Massachusetts 01801.

(2)	Unless otherwise indicated in the footnotes, each of the stockholders named in this table has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(3)	Includes 195,000 shares of Common Stock issuable upon the exercise of options issued to Mr. Harder which vest on or before April 29, 2007; 92,500 shares of Common Stock held in trust for Mr. Harder’s daughter, Lauren E. Harder, over which Mr. Harder retains sole voting and investment power as the sole trustee and for which Mr. Harder disclaims beneficial ownership; 92,500 shares of Common Stock held in trust for Mr. Harder’s daughter, Ashley J. Harder, over which Mr. Harder maintains voting and investment power as the sole trustee and for which Mr. Harder disclaims beneficial ownership; and 276,045 shares of Common Stock owned by Entrepreneurial Ventures, Inc. over which Mr. Harder retains shared voting and investment power through his ownership in, and positions as President and Director of, Entrepreneurial Ventures, Inc.

(4)	Includes 217,500 shares of Common Stock issuable upon the exercise of options issued to Dr. Bleyleben, which vest on or before April 29, 2007.

(5)	Includes 195,000 shares of Common Stock issuable upon the exercise of options issued to Dr. Boyle, which vest on or before April 29, 2007.

(6)	The number of shares is as of December 31, 2006 and is contained in the Schedule 13G/A filed by Wasatch Advisors, Inc. with the Securities and Exchange Commission on February 15, 2007.

(7)	Includes 440,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Latour, which vest on or before April 29, 2007.

(8)	The number of shares and the following information is based upon information set forth in a Schedule 13G filed with the SEC on February 14, 2007 by Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”), who are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Special Situations Cayman Fund, L.P. (“Cayman”). AWM also serves as the general partner of MGP Advisers Limited Partnership (“MGP”), the general partner of and investment adviser to Special Situations Fund III, L.P. (“SSF3”) and the general partner of Special Situations Fund III QP, LP (“SSFQP”). AWM serves as the investment adviser to SSFQP. Of the 788,691 shares reported in the Schedule 13G as being beneficially owned by Marxe and Greenhouse, 115,500 shares are owned by Cayman, 37,100 shares are owned by SSF3 and 636,091 shares are owned by SSFQP. Marxe and Greenhouse have shared power to vote and the shared power to dispose of all 788,691 shares.

(9)	Includes 195,000 shares of Common Stock issuable upon the exercise of options granted to Dr. Zakon, which vest on or before April 29, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) requires the Corporation’s directors, officers and persons who beneficially own more than ten percent (10%) of the Common Shares (each, a “Reporting Person”) to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to the Corporation pursuant to Section 16(a) of the Exchange Act. During the year ended December 31, 2006, grants made to our executive officers and directors on February 3, 2006, were reported late as follows: Dr. Zakon (2,750 shares), Mr. LaCreta (4,930 shares), Mr. Harder (2,750 shares), Mr. Latour (20,141 shares), Mr. Constantino (4,225 shares), Mr. Jackson (8,803 shares), Dr. Boyle (2,750 shares), Mr. Herlihy (7,042 shares), and Mr. von Mering (2,750 shares). All of these grants were reported on February 17, 2006, with the exception of Dr. Boyle and Mr. Herlihy (February 23, 2006) and Mr. von Mering (May 8, 2006). Additionally, Dr. Boyle, Dr. Zakon, Mr. Harder and Mr. von Mering were late in reporting receipt of 3,028 shares, 5,047 shares, 3,028 shares and 3,975 shares, respectively, granted on July 13, 2006. These grants were subsequently reported on Form 4’s filed July 27, 2006, with the exception of Mr. von Mering who reported receipt of such shares on August 1, 2006, and Mr. Harder who reported receipt of such shares on August 15, 2006. Other than as described above, and based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Corporation pursuant to Rule 16a-3(e) of the Exchange Act during fiscal year ended December 31, 2006 and on written representations from Reporting Persons, the Corporation believes that each other Reporting Person complied with all applicable filing requirements during its fiscal year ended December 31, 2006.

GOVERNANCE OF THE CORPORATION

Members of the Board of Directors and their Committee Assignments

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

Strategic
	Audit	Nominating and Corporate	Compensation and	Credit Policy	Planning
Director	Committee	Governance Committee	Benefits Committee	Committee	Committee

Peter R. Bleyleben				*
Brian E. Boyle	*	**	*	*	*
John W. Everets					**
Torrence C. Harder	*			**	*
Richard Latour
Fritz von Mering	**	*	*
Alan Zakon		*	**		*

*	Member

**	Chairperson

Description of the Roles of the Committees

The Board of Directors has standing Audit, Nominating and Corporate Governance, Compensation and Benefits, Credit Policy and Strategic Planning Committees.

Audit Committee.  The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Corporation, (2) compliance by the Corporation with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) performance of the Corporation’s independent auditors, and (5) the business practices and ethical standards of the Corporation. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Corporation’s independent registered public accounting firm, and the preparation of the audit committee report included in this proxy statement.

MicroFinancial is required by the rules of the SEC and the American Stock Exchange to satisfy certain requirements with respect to its Audit Committee. In conformity with those requirements, the MicroFinancial Board has approved the Audit Committee’s written charter which may be found on the Corporation’s web site at www.microfinancial.com.

All of the members of the Audit Committee are independent and financially literate within the meaning of SEC regulations, the listing standards of the American Stock Exchange and the Corporation’s Corporate Governance Guidelines. The Board has determined that Mr. von Mering is qualified as an audit committee financial expert within the meaning of SEC regulations and that he meets the financial sophistication standards of the American Stock Exchange.

The Audit Committee met six times during fiscal 2006.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is appointed by the Board of Directors to assist the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election at the stockholders’ annual meeting, determine membership on the Board committees, recommend a set of Corporate Governance Guidelines, oversee annual self-

evaluations by the Board and evaluate itself annually, and report annually to the Board on the Chief Executive Officer succession plan. The written charter of the Nominating and Corporate Governance Committee may be found on the Corporation’s web site at www.microfinancial.com.

All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the American Stock Exchange and the Corporation’s Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee met three times during fiscal 2006.

Compensation and Benefits Committee.  The Compensation and Benefits Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Corporation’s directors and officers. The committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Corporation. The committee is also responsible for reviewing and recommending to the Board of Directors the Compensation Discussion and Analysis that is included in this proxy statement. The written charter of the Compensation and Benefits Committee may be found on the Corporation’s web site at www.microfinancial.com.

All of the members of the Compensation and Benefits Committee are independent within the meaning of the listing standards of the American Stock Exchange and the Corporation’s Corporate Governance Guidelines.

The Compensation and Benefits Committee met four times during fiscal 2006.

Credit Policy Committee.  The Credit Policy Committee is appointed by the Board to discharge the Board’s responsibilities relating to oversight of the Corporation’s credit policies. The Committee has responsibility for approving and evaluating the Corporation’s policies and programs relating to customer credit scoring parameters, including industry segments, product lines, and overall strategic direction. The Committee will evaluate management’s recommendations consistent with those parameters, as established from time to time, and further as consistent with the Corporation’s legal and regulatory requirements.

Strategic Planning Committee.  In March 2006, the Board of Directors constituted a Strategic Planning Committee. The purpose of this committee is to support the Board in reviewing and assessing the long-range strategic objectives of the Corporation, and ensuring that the Corporation’s strategies, priorities and policies are consistent with the Corporation’s overriding goals of creating and building long-term sustainable value for its shareholders, and carrying out its business in accordance with its values. These duties include providing guidance to management in the development of a long-term strategic (as opposed to operating) plan, assessing resource allocations decided by management for consistency with the long-term plan, reviewing the Corporation’s performance on major capital investment projects, and reviewing proposed significant changes in the business operations, new or discontinued lines of business, asset or stock purchases or other extraordinary transactions.

The Board’s Presiding Director

In January 2004, the Board created a new position of presiding director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The presiding director also advises the Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to Board and Committee meetings, provides advice with respect to the selection of Committee chairs and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. Alan Zakon currently serves as the presiding director.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Corporate Secretary or any member of the Nominating and Corporate Governance Committee in writing with whatever supporting material the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Corporation’s bylaws relating to stockholder nominations.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Corporation’s Corporate Governance Guidelines, including:

•	the ability of the prospective nominee to represent the interests of the stockholders of the Corporation;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Corporation’s Corporate Governance Guidelines;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of the Corporation’s stockholders, employees, customers and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

In August 2006, the Board of Directors amended its by-laws to increase the number of authorized directors from six to seven and, following the recommendation of the Committee, elected John W. Everets to fill the newly created vacancy. Mr. Everets was recommended to the Committee by non-management directors.

Determination of Director Independence

The Board and the Nominating and Corporate Governance Committee have adopted Corporate Governance Guidelines for the Corporation. The Guidelines may be found on the Corporation’s web site at www.microfinancial.com.

Pursuant to the Guidelines, the Board undertakes a review of director independence annually. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Person Transactions” below. The Board also examines transactions and relationships between directors or their affiliates and members of the Corporation’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent.

As a result of this review, the Board has affirmatively determined that all of the directors are independent of the Corporation and its management under American Stock Exchange rules and the standards set forth in the Corporate Governance Guidelines, with the exception of Peter Bleyleben and Richard Latour who are considered inside directors because of their employment by the Corporation. In making this decision, the Board considered all relationships between the Corporation and the directors, including those reported under “Certain Relationships and Related Person Transactions” below, and also including the relationships between directors who serve together on the same outside boards (including Dr. Bleyleben and Mr. Harder, who serve on the same board of a privately held company, and Mr. von Mering and Dr. Boyle, who served on the same board of a publicly traded company through March 2007), the former employment relationship of Dr. Boyle to the Corporation which ended in 1987, and the stock ownership positions of each director. The Board determined each such relationship, and the aggregate of such relationships, to be immaterial to the applicable director’s ability to exercise independent judgment.

Meetings of the Board of Directors during Fiscal 2006

In 2006, all MicroFinancial Board members attended over 75% of the aggregate of the meetings of the MicroFinancial Board and its committees on which they served. The Corporation does not have a formal policy relating to attendance of Board members at its annual meeting of stockholders, but it encourages all members of its Board to attend. Each of the six Board members then serving attended the 2006 Special Meeting of Stockholders in Lieu of Annual Meeting.

The Board of Directors met seven times during fiscal 2006.

Compensation of Directors

The MicroFinancial Board is currently comprised of seven directors, two of whom, Peter Bleyleben and Richard F. Latour, are salaried employees of the Corporation who receive no additional compensation for services rendered as directors.

In July 2005, the Corporation revised its compensation package for members of its Board of Directors as follows:

•	each member of the MicroFinancial Board who is not an employee of the Corporation (the “non-employee directors”) receives an annual retainer of $16,000, to be paid at the director’s election either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance;

•	each non-employee director also receives a cash fee of $1,000 per Board meeting attended and committee members will receive a cash fee of $500 per committee meeting attended, except that no such fees will be paid for meetings by telephone conference;

•	the chairman of the Corporation’s Audit Committee is paid a fee of $5,000 per year, to be paid either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance; and

•	each non-employee director is issued between 2,500 and 5,000 shares of stock, to be awarded each January or February of the Corporation’s fiscal year, with each director having the option to take 40% of such award in cash instead, and with all shares of stock fully vested upon the date of issuance.

The actual number of shares issued to each director under the last bullet point above is established annually within the specified range, in the discretion of the Compensation and Benefits Committee, and is determined by reference to the attainment of company goals applicable to the Corporation’s chief executive officer and to its management generally. In early 2007, the Compensation and Benefits Committee set the award of shares to non-employee directors for 2006 at 4,350 (with Mr. Everets, who joined the Board in August 2006, receiving a pro rated portion). All shares of stock issued to members of the Corporation’s Board of Directors are issued under the terms of the Corporation’s existing 1998 Equity Incentive Plan or any successor plan which may be adopted from time to time. In addition to the foregoing, the Corporation may maintain health insurance benefits for non-employee directors who elect to participate, with the cost to be borne partially by the Corporation, consistent with the Corporation’s past practices.

The following table sets forth the compensation paid to each director of the Corporation for 2006, with the exception of Mr. Latour (whose compensation is presented in the executive compensation tables elsewhere in this proxy statement):

DIRECTOR COMPENSATION

	Fees Earned or	Stock	Option	Non-Equity Incentive	All Other
	Paid in Cash	Awards	Awards	Plan Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)

Peter R. Bleyleben	130,000	—	—	—	10,952	140,952
Brian E. Boyle	15,400	26,826	—	—	14,046	56,272
John W. Everets	5,438	30,967	—	—	2,708	39,113
Torrence C. Harder	14,900	26,826	—	—	8,310	50,036
Fritz von Mering	16,400	47,689	—	—	—	64,089
Alan Zakon	6,500	33,226	—	—	8,187	47,913

(1)	Fees earned or paid in cash represents payment of Board retainer fees and Board meeting and committee service fees other than for Dr. Bleyleben. For Dr. Bleyleben, such amount represents his annual salary as an employee of the company. See “Employment Agreements” below.

(2)	Represents the compensation costs for financial reporting purposes for the year under FAS 123(R). For Dr. Boyle and Mr. Harder, this represents a retainer fee of 3,028 shares valued at $3.17 per share granted July 13, 2006 and a 2006 stock bonus of 4,350 shares valued at $3.96 per share granted February 6, 2007. For Mr. Everets, this represents partial vesting of a 25,000 restricted share grant dated August 15, 2006, made upon his election to the Board, with vesting of 5,000 shares at $3.35 on August 15, 2006, and 1,250 shares at $3.20 on October 2, 2006. It also includes a retainer fee of 1,091 shares valued at $3.35 on August 15, 2006 and a 2006 stock bonus of 1,657 shares at $3.96 per share granted on February 6, 2007, in each case pro rated for his 2006 service. For Mr. von Mering, this represents shares vesting in connection with a 25,000 restricted share grant dated February 4, 2004 upon his election to the Board, with vesting of 1,250 shares valued at $3.89 per share, 1,250 shares at $3.75 per share, 1,250 shares at $3.45 per share and 1,250 shares at $3.20 per share. It also includes 3,975 shares valued at $3.17 per share on July 13, 2006 representing a retainer fee and service as the audit committee chairman as well as 4,350 shares valued at $3.96 per share granted February 6, 2007 in connection with the annual bonus. For Dr. Zakon, this represents a retainer fee of 5,047 shares valued at $3.17 per share granted July 13, 2006 and the 2006 bonus of 4,350 shares at $3.96 per share granted February 6, 2007.

(3)	At December 31, 2006, the aggregate number of option awards outstanding to directors was: Dr. Bleyleben — 217,500 shares; Dr. Boyle — 195,000 shares; Mr. Everets — 0 shares; Mr. Harder — 195,000 shares; Mr. von Mering — 0 shares; Dr. Zakon — 195,000 shares. As noted in footnote 2 above, Mr. von Mering and Mr. Everets were granted restricted stock in connection with their initial election to the Board. At fiscal year end, the unvested portion of these awards for Mr. von Mering and Mr. Everets represented 6,250 and 18,750 shares, respectively.

(4)	“All other compensation” represents, for each director other than Dr. Bleyleben, payments made by MicroFinancial relating to health insurance benefits. For Dr. Bleyleben, such amount reflects $2,925 in matching contributions under the Corporation’s 401(k) plan and executive disability insurance policy premiums paid by the Corporation in the amount of $8,027. See “Employment Agreements” below.

Certain Relationships and Related Person Transactions

On May 1, 2001, Dr. Bleyleben, the Chairman and a Director of the Corporation, loaned the Corporation $200,000 in the form of a subordinated note. On May 10, 2001 and May 22, 2001, Dr. Boyle and Mr. Harder, each of whom is also a Member of the Board of Directors, loaned the Corporation $200,000 and $100,000, respectively, in each case in the form of a subordinated note. Each of these notes bore interest at a rate of 12% per annum and matured in May 2006. Each note was paid in full at its maturity. Drs. Bleyleben and Boyle were each paid $7,890 in interest during 2006, and their notes were paid in full on May 1, 2006. Mr. Harder’s note as paid in full at its maturity on May 21, 2006, and he was paid $4,603 in interest during 2006.

All of the foregoing transactions were on terms at least as favorable as those that would have been obtained through arms-length negotiations.

Consistent with the requirements of the American Stock Exchange, the Audit Committee of the Board of Directors of the Corporation reviews and oversees any transactions with a “related person” within the scope of the SEC’s rules on disclosure of such transactions. The Corporation does not have a written policy relating to such review.

Compensation Committee Interlocks and Insider Participation

The members of the Corporation’s Compensation and Benefits Committee at all times during the fiscal year ended December 31, 2006, were Alan Zakon (Chairman), Brian E. Boyle, and Fritz von Mering. Dr. Boyle was the Chief Executive Officer of the Corporation from 1985 to 1987. Dr. Boyle also loaned the Corporation $200,000 in 2001, in the form of a subordinated note, which was repaid in full in May 2006. See “Certain Relationships and Related Person Transactions” above.

Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the non-management directors may do so by writing to any non-management director, c/o MicroFinancial Incorporated, 10-M Commerce Way, Woburn, Massachusetts 01801. The Nominating and Corporate Governance Committee of the Board has approved a process for handling letters received by the Corporation and addressed to non-management members of the Board. Under that process, the Chief Financial Officer of the Corporation reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Chief Financial Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Corporation that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the

Chairman of the Corporation’s Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

The Corporation’s Code of Ethics

The Corporation has adopted a Code of Business Conduct and Ethics, which is applicable to all directors and employees of the Corporation, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics may be found on the Corporation’s web site at www.microfinancial.com. The Corporation intends to post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to its chief executive officer, principal financial officer or principal accounting officer) at this location on its website.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Corporation’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report set forth herein shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

In connection with the preparation and filing of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, the Audit Committee (i) reviewed and discussed the audited financial statements with management, (ii) discussed with Vitale, Caturano & Co., the Corporation’s independent registered public accounting firm (“Vitale”), the matters required to be discussed by Statement of Auditing Standards 61 (as modified or supplemented) and (iii) received the written disclosures and the letter from Vitale required by Independence Standards Board Standard No. 1 (as modified or supplemented) and discussed the independence of Vitale with the auditors. Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee:

Fritz von Mering, Chairman,
Brian E. Boyle,
Torrence C. Harder

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation and Benefits Committee of our Board of Directors has the responsibility of developing, overseeing and implementing our overall compensation philosophy, which is described in more detail below. It has the sole authority to establish the total compensation of our Chief Executive Officer and other executive officers, as well as the specific elements of compensation that make up their total compensation. It also has the sole authority to establish compensation for our Non-Executive Chairman and other members of our Board of Directors. In practice, the Compensation and Benefits Committee has historically recommended its compensation decisions to the full Board of Directors for approval.

In this analysis, the term “named executive officers” refers to our Chief Executive Officer, our Chief Financial Officer, and the other executive officers included in the Summary Compensation Table on page 21. We also refer to the Compensation and Benefits Committee as “the committee” or “the compensation committee.”

Overview and Philosophy

The primary objectives of the compensation committee are to ensure that our executive compensation and benefits programs:

•	reflect our entrepreneurial orientation;

•	are competitive with other companies of similar size and business;

•	safeguard our interests and the interests of our stockholders;

•	are effective in driving performance to achieve financial goals and create stockholder value;

•	foster teamwork on the part of management;

•	are cost-efficient and fair to employees, management and stockholders; and

•	are well communicated to and understood by program participants.

The committee’s executive compensation policies are designed to attract, motivate and retain highly qualified executive officers who can enhance stockholder value, and to support a performance-oriented environment that rewards achievement of the financial goals we establish. The compensation committee meets at least once and usually several times during each fiscal year to review our existing compensation and benefits programs and to consider modifications that seek to provide a direct relationship between executive compensation and sustained corporate performance.

The philosophy of the committee is to create and maintain an environment where compensation is linked to performance. The committee seeks to ensure that a significant portion of each executive’s compensation is contingent upon the achievement of company-wide goals and objectives. The committee also strives to ensure that the compensation packages provided to our executive officers are competitive with those of other companies engaged in the equipment financing industry to ensure that we can attract, motivate, and retain seasoned industry talent.

We compensate our executive officers through three principal types of compensation: annual base salary, annual bonus payments, and long-term incentive awards through stock options or stock awards. The committee, as a matter of policy, places substantial emphasis on the bonus plans and long-term stock options and stock awards, or combinations of these components, since it believes that rewarding executive officers with respect to both our annual financial performance and our long-term share appreciation is in the best interest of the shareholders.

In that respect, our executive compensation arrangements in recent years have emphasized the annual bonus plan, representing a performance-based incentive plan that rewards achievement of annual goals with a combination of cash and stock awards, over more traditional stock or option grants with multi-year time-based or performance-based vesting conditions. With uncertainties surrounding our funding sources for new contract originations between 2002 and 2004, the committee felt that an emphasis on achievement of short-term results, including new originations and expense reductions, was the best approach to building and maintaining a platform for the growth of long-term shareholder value.

The committee reviews its compensation philosophy annually during the first quarter of each year. In early 2007, the committee engaged a compensation consultant to conduct a review of our compensation practices. Following this review, the committee adopted a compensation plan for 2007 that reflects a shift toward an increased use of long-term equity-based incentives in the form of stock options. More information on the compensation consultant’s role is provided below under “— Compensation Consultant” and more information on how the committee’s approach to long-term compensation elements is expected to shift going forward may be found below under “— Developments in 2007.”

Committee Purpose and Responsibilities

One of the primary responsibilities of the compensation committee is to determine the total target compensation levels for the senior executive officers and to establish annually the executive goals and objectives which will determine the actual rewards against those targets.

The committee is charged with ensuring that the target compensation levels and the allocation of short term and long term components is sufficient to attract, motivate, and retain seasoned professional managers, while at the same time ensuring that the pay is reasonable and fair to our stockholders when compared to executive officers of similar position and responsibility at other firms.

The committee is also responsible for approving, amending or terminating the annual compensation for service on our Board of Directors or for service as a member or chair of any of the various committees of the Board, as well as for setting the compensation of our Non-Executive Chairman.

The committee has the sole authority to retain and terminate any legal counsel or compensation or other consultant to be used to assist in the evaluation of director or executive compensation and also has the sole authority to approve the consultant’s fees or other retention terms.

It also has the authority, subject to ratification of the full Board, to adopt or amend certain equity compensation plans that are to be submitted to shareholders for approval, and any approval, amendment or termination of severance or change in control arrangements involving our directors or officers.

The agenda for the meetings of the committee are typically determined by its chairman. Compensation committee meetings are generally attended by the committee members, the President and Chief Executive Officer, the Non-Executive Chairman and, where applicable, the compensation consultant. The committee meets in an executive session at every committee meeting. The committee chairman reports the committee’s determinations and recommendations on executive compensation matters to the full Board.

Our President and Chief Executive Officer, our Chief Financial Officer, our Vice President of Human Resources, our outside counsel, and our compensation consultant, as applicable, are typically called upon to supply information to the committee to support their review process. As provided for in the committee’s charter, the committee may form and delegate authority to subcommittees when it determines that such action is appropriate under the circumstances. The committee did not delegate any of its authority during 2006.

The committee typically receives materials in advance of each meeting which will vary according to the specific meeting agenda. These materials may include, among other items:

•	financial reports compared to budget goals and objectives;

•	qualitative goals and objectives of the President and Chief Executive Officer;

•	calculations and reports on levels of achievement against performance objectives;

•	information on officers’ current stock ownership levels and other compensation; and

•	tally sheets outlining the total compensation packages for certain executive officers.

Compensation Consultant

In early 2007, the compensation committee engaged Mercer Human Resources Consulting (“Mercer”) to conduct a review of the annual compensation for our executive officers. Mercer provided the committee with relevant market data and alternatives to consider when making compensation decisions for our Non-Executive Chairman and our President and Chief Executive Officer and on the recommendations being made by our President and Chief Executive Officer for our other executive officers.

The committee engaged Mercer directly and has sole authority to make decisions relating to that engagement. Mercer is not otherwise engaged to perform any other activities or services for MicroFinancial or our management. The committee is copied on all final work product developed, and receives copies of the final invoices from Mercer. Based on all of these factors, the committee is satisfied that Mercer is independent of our management in evaluating and making recommendations with respect to executive compensation.

The committee did not utilize the services of a consulting firm for the compensation targets of the executives for 2006. For 2006, the committee set the compensation target levels for senior executives on the basis of historic pay levels for the executives, comparisons to compensation levels of individuals with similar titles and levels of responsibility at similar sized companies, and internal pay comparisons taking into consideration the executive’s level of responsibility, level of experience in the industry, and level of accountability for the organization’s performance. See “— Developments in 2007” below.

Role of Executive Officers in Compensation Decisions

Our President and Chief Executive Officer reviews annually the performance of each of the senior executive officers. He includes a review of his own performance under the goals set for him at the beginning of the year. He makes this report to the committee along with any proposed recommendations for salary adjustments and/or annual bonus amounts. As noted above, our Chief Executive Officer, Chief Financial Officer, Vice President of Human Resources and outside advisors are often called upon to provide information to the committee. The committee has the sole discretion for the ultimate approval for any targets or adjustments proposed by management or any other party.

Consideration of Regulatory Requirements

Under Section 162(m) of the Internal Revenue Code, deductions for compensation of named executive officers in excess of $1 million, other than compensation that qualifies as performance-based, are disallowed for publicly traded companies. Since levels of compensation we pay are typically expected to be significantly below $1 million, the compensation committee has determined that it is unnecessary in most years to seek to qualify the components of its compensation program as performance-based compensation within the meaning of Section 162(m). The committee’s present intention remains that, as long as it is consistent with its overall compensation objectives, substantially all federal income tax deductions attributable to executive compensation should not be subject to the deduction limitation of Section 162(m). In this regard, none of the named executive officers had compensation in excess of $1 million and as such, all of the compensation paid to the named executive officers in 2006 was Internal Revenue Code Section 162(m) qualified.

Beginning on January 1, 2005, we began accounting for stock based payments, including our stock options, in accordance with the requirements of FASB Statement 123(R). This statement generally requires us to measure the expense of share-based payments to employees and directors based upon the grant date fair value of the award, and to recognize that expense over the vesting period of the award. The committee does consider the impact of this statement on our financial statements in determining the mix of total compensation to named executive officers between equity and non-equity awards.

Compensation Program Design for 2006

For fiscal year 2006, we paid our executive officers through two principal types of compensation: (i) annual base salary and (ii) an annual bonus payment. The bonus payment was split equally between a cash component and a stock award, as described in more detail below. The committee, as a matter of policy, places substantial emphasis on the stock component of the annual bonus award since it believes that rewarding executive officers with respect to both our annual financial performance and our long-term share valuation is in the best interest of the shareholders.

Base Salary

The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability within the corporation, as well as on performance and experience criteria. In addition, the compensation committee considers the prior year’s base salary and the internal pay equity of each executive in determining base salary for the current year. The compensation committee determines and makes final decisions regarding base salary of executives on an annual basis, typically in February of each year when the committee determines the annual compensation plan. Salary levels are also considered upon promotion of an individual, a new hire, or a change in responsibility. The compensation committee recognizes that, to some degree, the determination of an executive officer’s base salary involves subjective considerations. For 2006, base salary was not specifically benchmarked against a selected peer group, but was determined based on the factors described above.

Bonus Plans

A significant component of the executive officer’s total target compensation consists of an annual bonus payment, which is intended to make the executive officer’s compensation dependent on our performance and to provide executive officers with incentives to achieve our goals, increase stockholder value, and function as a team.

Corporate Objectives.  For purposes of determining the bonus payment eligibility and target payouts, the compensation committee establishes specific goals and objectives for the senior executives to achieve during the year. These objectives are typically finalized in February of each year and communicated to the executive officers in such a way that the plans are easily understood by each member of the senior team. These objectives are based primarily on total company performance, and have traditionally been the same for each of the named executive officers, so as to foster a spirit of teamwork and cooperation among senior management. For 2006, the specific targets which determined the annual bonus component of the executive officers’ compensation were as follows:

1. cash receipts from the Leasecomm portfolio of no less than $26.8 million;

2. selling, general and administrative expenses for 2006 of no more than $16.8 million;

3. return the company to profitability with consolidated net income of at least $1 million;

4. new lease originations for 2006 of $25.2 million; and

5. unearned income of $16.1 million as of December 31, 2006.

The first three objectives of the compensation plan were trigger events which were “all or nothing” criteria. Only if the three objectives were met would the committee consider the fourth and fifth components of the compensation plan. The fourth and fifth components were not trigger events, but instead were subject to a range as follows:

•	No payment for the annual bonus compensation would be made unless we achieved a minimum of 75% of objectives 4 and 5 on a combined basis;

•	A payment of at least 75% but less than 100% of the target annual bonus compensation award would be made if we achieved or exceeded the minimum threshold performance level but did not achieve the target performance level; and

•	A payment of at least 100%, but no more than 125%, of the target annual bonus compensation award would be paid if we exceeded the target performance level.

The quantitative nature of the metrics above significantly limits the committee’s ability to exercise any positive or negative discretion in the determination of the achievement of the objectives. Upon completion of the fiscal year 2006 and the completion of the annual audit, the committee assessed the performance in 2006 against the specific objectives outlined above and determined that each of the three trigger conditions above were met or exceeded, and determined the annual achievement award to be 87% of the target objectives.

2006 Bonus Payments.  For fiscal year 2006, our named executive officers’ target bonus was set by reference to a predetermined percentage of base salary. The final bonus amounts were determined by the compensation committee by multiplying the 87% achievement of target compensation discussed above, times the target bonus compensation for each officer. Each bonus was paid 50% in cash and 50% in shares of common stock. The committee deemed this mix to be appropriate to provide the executive with a sufficient portion of cash to allow the executive to cover the typical tax liability associated with the award.

	Target Bonus		Final bonus
	(Percentage of Base		(87% of Target
Name	Compensation)	(In Dollars)	Bonus)

Richard F. Latour	100%	$279,000	$242,730
James R. Jackson	50%	$97,344	$84,689
Thomas Herlihy	55%	$96,250	$83,738
Steven J. LaCreta	30%	$35,880	$31,216
Stephen Constantino	20%	$24,985	$21,737

Bonus awards are granted after the completion of the fiscal year end audit. For the stock portion of the award, the dollar value is set at 50% of the final bonus amount as described above. The number of shares is then determined based upon the stock closing price on the American Stock Exchange on the date of grant, which is the date that the committee makes the final determination of the award levels following certification of the year-end results. The stock awards for 2006 were issued under our 1998 Equity Incentive Plan, vested immediately upon grant and may be sold by the executive subject to the restrictions imposed by applicable securities laws and our corporate trading policies.

Except as described in the following sentence, the committee has never granted awards of stock (including options, when options have been granted) on the basis of price other than the closing price on the grant date, nor has it granted the award of stock based upon a date different than the grant date. The February 2007 option grant, described below, was priced pursuant to the approving board resolution at the closing market price on a selected future date after the Board’s approval (which date was specified in the resolution) for administrative reasons. The timing of grants are based upon the meeting schedule of the compensation committee without regard to stock price at the time or anticipated disclosure of material news or other pending corporate developments. Because the performance measures for the annual bonus plan are based on year-end corporate financial results, actual awards are determined as soon as possible after substantial completion of the annual audit, and consequently the payouts under the plan, if any, may be made shortly before our year-end earnings release.

Bonuses for Other Management Team Members.  To enhance the retention of other management personnel and to foster a spirit of teamwork, the compensation committee also establishes a bonus pool, using the same philosophy used for executive officers, and delegates to our President and Chief Executive Officer the decision as to how and to whom to allocate the approved funds. Any such bonuses were also determined and paid upon completion of our annual audit. Unlike the bonuses paid to senior executive officers, these funds are paid out in cash only.

Stock Ownership Objectives.  The compensation committee believes that providing our key employees, including executive officers, with the opportunity to acquire stock ownership over time is the most desirable way to align their interests with those of our stockholders. Shares of common stock awarded under the bonus plan provide an incentive that focuses the attention of executive officers on managing the corporation from the perspective of an owner with an equity interest in the business. In addition, stock awards are a key part of our program for motivating and rewarding managers and other employees over the long term. We currently have no specific policies or guidelines in place that require each named executive officer to maintain a minimum ownership interest our stock. However, through the grant of stock awards, we have encouraged our managers and other employees to obtain and hold our stock. The value that employees will receive upon the sale of shares underlying stock options and the sale of stock granted to employees is tied to future performance of our stock. The committee has also formulated a retention policy under which a portion of the stock underlying any option grants that are made under the 2007 plan (see below) must be held for five years following the grant.

Developments in 2007

As noted above, the committee revisits its compensation philosophy annually in the beginning of every year. Following the recommendations of Mercer, and taking into account the recent achievements of the management team over the past several years in increasing our contract originations, cutting expenses and re-establishing dealer relationships, the committee believes that it is appropriate in 2007 to begin a shift from primarily current compensation (cash and unrestricted stock) to a more balanced approach involving cash and long-term option incentives, without necessarily increasing total compensation.

On the recommendation of the committee, our Board approved the 2007 incentive compensation plan in February 2007. This plan will be used to determine bonuses to be paid to our executive officers for 2007. In order for any bonuses to be paid under the 2007 plan, we must initially meet a net income target for fiscal year 2007. The determination whether the net income target has been met is subject to the exercise of discretion by the committee, which may consider achievements relating to our long-term growth objectives.

If the net income target is met, the bonus payments for each executive officer will be determined by reference to a matrix that evaluates performance on two company-wide financial tests (new originations and unearned income) and also on a subjective component that takes into account personal achievement, progress on our strategic plan, and credit quality. Achievement of subjective measurements will be measured by the President and Chief Executive Officer for all executives other than himself, for consideration by the committee and the Board, and by the committee and the Board in the case of the President and Chief Executive Officer.

With respect to both the objective and subjective components of the 2007 plan, achievement of at least 80% of the applicable goal is required to receive any amount under that component, at which threshold the officer would receive 50% of the targeted bonus amount. For the objective portion, whether this 80% threshold is met will be measured on the basis of the aggregate levels of originations and unearned income. If that threshold is met, actual payments will be calculated giving different weights to originations and unearned income for different executive officers as reflected below. The targeted bonus amounts will be paid in full at 100% achievement, and up to 150% of the target payment will be possible (at 150% achievement or above on all measurements). Achievement at levels between those thresholds will be prorated. The target payment is set as a percentage of each officer’s base salary. The elements are reflected in the following table.

				Target Bonus (as
	Sum of Originations		Subjective	Percentage of Base
Executive Officer	and Unearned Income		Analysis	Salary)

Richard F. Latour	Originations:	35%	30%	100%
President and Chief Executive Officer	Unearned income:	35%
	Total:	70%
James R. Jackson, Jr.	Originations:	35%	20%	50%
Vice President and Chief	Unearned income:	45%
Financial Officer	Total:	80%
Stephen Constantino	Originations:	40%	20%	20%
Vice President, Human	Unearned income:	40%
Resources	Total:	80%
Thomas Herlihy	Originations:	55%	10%	65%
Vice President of Sales and Marketing,	Unearned income:	35%
Time Payment Corp.	Total:	90%
Steven J. LaCreta	Originations:	40%	20%	30%
Vice President, Legal and	Unearned income:	40%
Vendor/Lessee Relations	Total:	80%

In order to achieve the origination targets, MicroFinancial would need to increase origination volume significantly over 2006 levels. If it meets the 2007 origination targets, it would need to approximate 2006 implicit interest rates and portfolio quality standards in order to achieve the unearned income targets. The total bonus under the 2007 plan, once determined, will be paid in cash up to 87.5% of the target bonus amount. Any amount paid above that will be paid in stock options for a number of shares determined by dividing the remaining bonus amount by the Black-Scholes value of the option on the grant date. The exercise price will be equal to the market value of the stock on the grant date (the date that the final determinations of awards are approved by the Board) and the options will vest ratably over five years, with the first 20% vesting on the first anniversary of grant. The Board has also instituted a policy with respect to options granted under the 2007 plan that would not permit more than 50% of the shares underlying any portion that has vested to be sold by the executive officer until the entire award has vested.

Also on February 22, 2007, our Board, acting upon the recommendation of the committee, approved the grant of certain option awards to named executive officers. The options were priced at the closing market price of our common stock on the American Stock Exchange on February 26, 2007, in order to give the committee time to finalize the calculations of the number of shares subject to each option. The grant was made in connection with the adoption of the 2007 plan and was intended to permit executives to begin the process of building a long-term equity position in the company. Amounts are based on the targeted awards under the 2007 incentive plan described above, but are in addition to the incentive awards to be earned under such plan for 2007 (if any such awards are earned). None of these options will vest until the fifth anniversary of their grant, at which time they will vest in full.

Executive Officer	Title	Options

Richard F. Latour	President and Chief Executive Officer	20,272
James R. Jackson, Jr.	Vice President and Chief Financial Officer	7,073
Stephen Constantino	Vice President, Human Resources	1,815
Thomas Herlihy	Vice President of Sales and Marketing, TimePayment Corp.	8,265
Steven J. LaCreta	Vice President, Legal and Vendor/Lessee Relations	2,763

Finally, on the same date, our Board approved an increase in the salary of Mr. LaCreta from $119,600 in 2006 to $131,560 for 2007. The other named executive officers’ salaries for 2007 will be increased at a rate equivalent to the consumer price index.

In general, the committee believes that the 2007 incentive plan will allow performance by the executive officers to drive superior pay levels. The use of stock options for bonus amounts over 87.5% of the target is designed to facilitate the retention of key executives through the use of a five year vesting schedule, while better aligning executive performance with shareholder value appreciation and rewarding the executives for such appreciation.

Perquisites and Other Personal Benefits

The named executive officers are entitled to very few benefits that are not otherwise available to all of our employees. In this regard, it should be noted that we do not provide pension benefits or post-retirement health coverage for executives or other employees.

For 2006, all employees who participated in our sponsored 401(k) plan received a pro-rata share of an aggregate of $75,000 in matching funds which was allocated in accordance with the general company match up to 3% of base salary. All of the named executive officers participated in the plan for 2006.

In addition, all of the named executive officers were eligible to participate in an executive disability insurance plan with the policy premiums paid by us. The total amount of the premiums we paid under this plan in 2006 were $11,603. Dr. Bleyleben, our Non-Executive Chairman, is also eligible for this benefit.

401(k) Savings Plan

The 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all full-time employees, including the named executive officers, are eligible to contribute the lesser of 100% of their annual base salary or the limit prescribed by the Internal Revenue Service on a before tax basis. We match 50% of the first 6% of pay that is contributed to the plan. All contributions made by the employee are fully vested upon contribution while our matching contributions vest over a five year period from the employee’s date of hire regardless of their plan participation date.

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee of the MicroFinancial Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Benefits Committee

Alan Zakon, Chairman
Brian E. Boyle
Fritz von Mering

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation of (i) Mr. Latour, our Chief Executive Officer, (ii) Mr. Jackson, our Chief Financial Officer, and (iii) Messrs. Constantino, LaCreta and Herlihy, our three most highly compensated executive officers, other than Messrs. Latour and Jackson, who were serving as executive officers as of December 31, 2006 (collectively, the “Named Executive Officers”), in each case for the year ended December 31, 2006.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
				Stock	Option	Incentive Plan	Deferred	All Other
			Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal	Year*	Salary	($)	($)	($)	($)	Earnings ($)	($)	($)
Position(a)	(b)	($)(c)	(d)	(e)(1)	(f)	(g)(1)	(h)	(i)(2)	(j)

Richard F. Latour	2006	299,423	—	121,362	—	121,368	—	8,041	550,194
President and Chief Executive Officer
James R. Jackson, Jr.	2006	194,112	—	42,344	—	42,345	—	4,618	283,419
Chief Financial Officer
Stephen Constantino	2006	124,555	—	10,866	—	10,871	—	3,963	150,255
Vice President, Human Resources
Steven J. LaCreta	2006	119,246	—	15,607	—	15,609	—	1,167	151,629
Vice President, Legal and Vendor/Lessee Relations
Thomas Herlihy	2006	168,846	—	41,866	—	41,872	—	6,565	259,149
Vice President, Sales and Marketing, TimePayment Corp.

(1)	The amounts reflected under the “stock awards” column and the “Non-Equity Incentive Plan Compensation” column reflect payments we made under our 2006 incentive plan. These payments were made at 87% of the target bonus under that plan, and were paid 50% in cash and 50% in stock. Stock grants were made February 6, 2007, upon finalization of our year-end results, when the closing stock price of our common stock on the American Stock Exchange was $3.96. We made the stock grants in the following amounts: Mr. Latour (30,647); Mr. Jackson (10,693); Mr. Constantino (2,744); Mr. LaCreta (3,941) and Mr. Herlihy (10,572).

(2)	Amounts shown in the table under “All Other Compensation” reflect: for Mr. Latour, a 401(k) contribution from us of $4,950 and payment of a disability insurance premium of $3,091; for Mr. Constantino, a 401(k) contribution from us of $3,478 and payment of a disability insurance premium of $485; and for Messrs. Jackson, LaCreta and Herlihy, a 401(k) contribution from us.

The following table reflects potential payments under our 2006 incentive plan. The actual amounts we paid under that plan are reflected in the Summary Compensation Table above. Since stock awards under the plan are denominated in dollars, and the share amounts are determined by reference to the market value of the shares at the time the payment is made, amounts under “Estimated Possible Payouts Under Equity Incentive Plan Awards” in the table below are reflected in dollars, rather than in numbers of shares.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise or
		Estimated Possible Payouts			Estimated Possible Payouts			Number of	Number of	Base
		Under Non-Equity Incentive			Under Equity Incentive Plan			Shares of	Securities	Price of
	Grant	Plan Awards			Awards			Stock or	Underlying	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards
(a)	(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)	(#)(i)	(#)(j)	($/Sh)(k)

Richard F. Latour	3/16/2006	$104,625	$139,500	$174,375	$104,625	$139,500	$174,375	—	—	—
James R. Jackson, Jr.	6/27/2006	$36,504	$48,672	$60,840	$36,504	$48,672	$60,840	—	—	—
Stephen Constantino	6/27/2006	$9,369	$12,493	$15,616	$9,369	$12,493	$15,616	—	—	—
Steven J. LaCreta	6/27/2006	$13,455	$17,940	$22,425	$13,455	$17,940	$22,425	—	—	—
Thomas Herlihy	6/27/2006	$36,094	$48,125	$60,156	$36,094	$48,125	$60,156	—	—	—

The Compensation and Benefits Committee of the Board of Directors finalized the above plan on March 16, 2006 for Mr. Latour, and for the other named executives on June 27, 2006. All awards under the plan are paid out on the basis of 50% in cash and 50% in shares of common stock. The shares vest immediately upon grant. Amounts under “Threshold” in the table represent a grant of 75% of the target payout; amounts under “Target” represent a grant of 100% of the target payout; and amounts under “Maximum” represent a grant of 125% of the target payout. Mr. Latour’s target was 100% of his base salary or $279,000; Mr. Jackson’s target was 50% of his base salary or $97,344; Mr. Herlihy’s target was 55% of his base salary or $96,250; Mr. Constantino’s target was 20% of his base salary or $24,985; and Mr. LaCreta’s target was 30% of his base salary or $35,880. The bonus award outlined above was actually paid in accordance with the compensation plan upon finalization of our 2006 audited financial statements on February 6, 2007, when the closing market price of our common stock was $3.96. The payout under the plan was at 87% of the target values based upon the 2006 performance of the management team. For more information on the 2006 incentive plan, including the targets applicable to that plan and the Compensation and Benefits Committee’s determination of awards under that plan, please see “Bonus Plans” under the heading “Compensation Disclosure and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
			Equitye					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan Awards:					Number of	Value of
	Number of	Number of	Number of			Number of	Market	Unearned	Unearned
	Securities	Securities	Securities			Shares or	Value of	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of	Shares or	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock	Units of Stock	Other Rights	Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	That Have	That Have	That Have	That Have
Name	Exercisable	Unexercisable	Options	Price	Date	Not Vested	Not Vested	Not Vested	Not Vested
(a)	(b)	(c)	(#)(d)	($)(e)	(f)	(#)(g)	($)(h)	(#)(i)	($)(j)

Richard F. Latour	150,000	0	0	$12.313	2/25/2009	—	—	—	—
	100,000	0	0	$9.781	2/24/2010
	90,000	0	0	$13.10	2/20/2011
	80,000	20,000	0	$6.70	2/28/2012
James R. Jackson, Jr.	0	0	0	—	—	—	—	—	—
Stephen Constantino	0	0	0	—	—	—	—	—	—
Steven J. LaCreta	0	0	0	—	—	—	—	—	—
Thomas Herlihy	0	0	0	—	—	—	—	—	—

The table above reflects outstanding equity awards at December 31, 2006. At that date, only Mr. Latour held outstanding options. See “Developments in 2007” under the heading Compensation Discussion and Analysis above for a description of option grants made in February 2007 to each of the named executive officers, as well as a description of the 2007 incentive plan.

OPTION EXERCISES AND STOCK VESTED

None of our named executive officers exercised any options in 2006, nor did any executive officer hold any restricted stock awards that vested during 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and the table below set forth the amount of payments to each of our named executive officers in the event of his termination from employment for cause, without cause, upon disability or death, upon termination by the executive for good reason, termination by the executive without good reason, and in the event of a termination of employment in connection with a change in control. These payment obligations arise under the individual employment agreements that we have entered into with each of our named executive officers. A more detailed summary of those agreements is provided below.

The amounts shown in the table below assume that each executive was terminated on December 31, 2006, under the other assumptions indicated. Accordingly, the table reflects amounts earned as of December 31, 2006 and includes an estimate of amounts that would be payable to the officer upon the occurrence of a termination or a change in control. The actual amounts to be paid to an executive can only be determined at the time of the termination or change in control.

An executive is entitled to receive amounts earned during his term of employment regardless of the manner in which he is terminated. These amounts include base salary, any amounts deferred under our bonus plans, unused vacation pay and any amounts that had previously been earned but deferred. These amounts are not shown in the table.

In the table below, where an executive is entitled to acceleration of the vesting of unvested stock options or stock awards, amounts are reported as zero where the executive has no outstanding awards that are in the money. Certain amounts reported below as disability payments or continued health care benefits may be reduced to the extent that the executive receives disability benefits under our current plans or finds new employment which offers health care coverage, respectively. Thomas Herlihy, the Vice President of Sales and Marketing at TimePayment Corp., does not have any agreements or arrangements that would result in payments being made upon or after his termination outside of amounts earned through the date of termination.

	Richard F.	James R.	Stephen	Steven J.
	Latour	Jackson, Jr.	Constantino	LaCreta

By Company without cause
Cash severance	$976,500	$194,688	$187,388	$119,600
Prorated bonus	143,000	—	—	—
Accelerated stock options	0	—	—	—
Accelerated restricted stock	0	—	—	—
Health care benefits	179,715	15,000	22,500	15,000
Disability premiums	37,200	—	—	—
Total	$1,336,415	$209,688	$209,888	$134,600
By Company for cause
No payments	N/A	N/A	N/A	N/A
By Executive with good reason	Same as “By Company without cause” above.	N/A	N/A	N/A
By Executive without good reason	Same as “By Company for cause” above.	N/A	N/A	N/A
Upon death
Twelve months salary	$279,000
Pro rated bonus	242,730	N/A	N/A	N/A
Accelerated stock options	0
Accelerated restricted stock	0
Total	$521,730
Upon disability
Twelve months salary	$279,000	$194,688	$187,388	$119,600
Pro rated bonus	242,730	—	—	—
Accelerated stock options	0	—	—	—
Accelerated restricted stock	0	—	—	—
Total	$521,730	$194,688	$187,388	$119,600

	Richard F.	James R.	Stephen	Steven J.
	Latour	Jackson, Jr.	Constantino	LaCreta

Termination without cause (or by executive with good reason) following change in control
Cash severance	$976,500	$194,688	$187,388	$119,600
Prorated bonus	143,000	—	—	—
Continued health care benefits	179,715	7,500	7,500	7,500
Accelerated stock options	0	—	—	—
Accelerated restricted stock	0	—	—	—
Disability premiums	37,200	—	—	—
Total	$1,336,415	$202,188	$194,888	$127,100
Termination for cause (or by executive without good reason) following change in control
No payments	N/A	N/A	N/A	N/A
Death during change in control period	Same as “Upon death” above.	Same as “Termination without cause following change in control” above.	Same as “Termination without cause following change in control” above.	Same as “Termination without cause following change in control” above.
Disability during change in control period	Same as “Upon disability” above.	Same as “Termination without cause following change in control” above.	Same as “Termination without cause following change in control” above.	Same as “Termination without cause following change in control” above.

All payments described in the table above would qualify for a tax “gross-up” in the event they would be subject to an excise tax as “excess parachute payments” under Section 280G of the Internal Revenue Code, in order to put the executive in the post-tax position he would be in if the tax had not applied. However, under the assumptions outlined above, no such payments would be taxable as excess parachute payments because the payments do not exceed the applicable thresholds, which are based on a multiple of the individual’s average annualized compensation over the past five years.

Employment Agreements

Richard F. Latour.  We have entered into an Employment Agreement with Mr. Latour, which was last amended in March 2004. The agreement provides for automatically renewing successive one-year terms unless it is terminated with six months notice. In the event of a termination of Mr. Latour’s employment agreement by MicroFinancial without cause, or by Mr. Latour for specified good reason, the employment agreement provides for three years of severance payments to Mr. Latour on the basis of his highest base salary during the employment period. In addition, Mr. Latour would also be entitled to a prorated payment of his base salary to the date of termination, the acceleration of any deferred compensation, and a pro rated percentage of the annual bonus amount paid to him for the prior year. Mr. Latour’s current base salary is $287,370.

If Mr. Latour’s employment is terminated by his death, his estate will receive his base salary at the rate in effect at the time of his death for a period of twelve months, and any accrued but unpaid amounts under the bonus program.

In the even that his employment is terminated on account of a disability (meaning a mental or physical incapacity to perform his services for a period of six months), he would also receive his base salary for a period of twelve months, plus accrued and unpaid amounts under the bonus program. In the event of either his death or his disability, all unvested stock options or restricted stock awards would become vested. If, in connection with a payment under his employment agreement, Mr. Latour incurs any excise tax liability on the receipt of “excess parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, we would make gross-up payments to return him to the after-tax position he would have been in if no excise tax had been imposed. Except in cases where his employment is terminated for cause or by his death, Mr. Latour would be entitled to receive a continuation of health and disability benefits until the earlier of his death or his 65th birthday, but those amounts would be offset by any benefits provided by any new employer. As used in Mr. Latour’s employment agreement, “for good reason” means the assignment to him of duties inconsistent with his position, authority, duties or responsibilities; our failure to pay the agreed base salary and provide him with benefits; moving him to a location outside of the metropolitan Boston, Massachusetts area; and our failure to require a successor to assume all obligations under the employment agreement. In exchange for these payments, Mr. Latour has agreed not to compete in certain respects with us for two years following the termination of his employment.

Peter R. Bleyleben.  In July 2005, following approval by our Board of Directors and its Compensation and Benefits Committee, we entered into a Second Amended and Employment Agreement with Dr. Bleyleben, Non-Executive Chairman of the Board of Directors of MicroFinancial, for a three-year period commencing July 15, 2005 and ending June 30, 2008 (the “Employment Term”). Dr. Bleyleben’s current base salary is $130,000 and he is not entitled to participate in our annual bonus or profit-sharing plans. He is, however, entitled to participate in our 1998 Equity Incentive Plan or any other equity plan adopted by us from time to time, on the same basis as other directors. In the event we terminate his employment agreement with cause, Dr. Bleyleben would be entitled to payments on the basis of his base salary through the date of termination. If, in connection with a payment under his employment agreement, Dr. Bleyleben shall incur any excise tax liability on the receipt of “excess parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, we would make gross-up payments to return him to the after-tax position he would have been in if no excise tax had been imposed. During the Employment Term, Dr. Bleyleben is entitled to health, accident and disability insurance plan benefits on terms no less favorable in the aggregate than the those benefits that we provided to Dr. Bleyleben immediately preceding the Employment Term. After expiration of the Employment Term, Dr. Bleyleben will be eligible to participate in such health, accident and disability plans as we may make available to other directors. In the event of a “change in control”, Dr. Bleyleben would be entitled to receive such benefits until the earlier of his death or his 65th birthday. Additionally, if any successor shall fail or refuse to assume and agree to perform its obligations under the employment agreement, we will pay Dr. Bleyleben those amounts to which he would have been entitled under the employment agreement in full, prior to any transaction with a successor and will, at our expense, provide contractual coverage with a reputable carrier for a continuation of the insurance benefits.

Other Executives.  We have also entered into separate employment agreements with Messrs. Jackson, Constantino and LaCreta, each amended and restated in May 2005, which are designed to provide an incentive to each executive to remain with us pending and following a “change in control” (as defined below). Each employment agreement has an initial term of three years from May 2005, with an automatic renewal for a new three year period each one-year anniversary of the date of the agreement unless we give 60 days notice to the executive that the period will not be renewed. If a change in control occurs within that term, the agreement provides for an employment period of one year following the change in control, with automatic extensions upon the expiration of the initial one-year term for successive one-month periods. Pursuant to each employment agreement, the executive will be entitled to receive an annual base salary of not less than twelve times the highest monthly base salary paid or payable to the executive within the twelve months preceding the change in control, as well as participation in bonus, incentive and benefit plans generally no less favorable than those provided or available to the executive prior to the change in control. If the employment agreement is terminated by us other than for cause, death or disability, or is terminated by the executive for specified good reason, we will pay, in a lump sum, the executive the aggregate of the following amounts: (i) one times annual base salary, in the case of Messrs. Jackson and LaCreta and one and one-half times annual base salary, in the case of Mr. Constantino; (ii) any other compensation or bonus previously deferred by the executive, together with any accrued interest or earnings on those amounts; and (iii) any accrued vacation pay. In addition, we would continue to provide health benefits to the executive and the executive’s family for at least six months and, if longer, until the next renewal date of the contract.

If the executive’s employment is terminated before a change in control, we are obligated to pay the amounts referenced above; however, payments of the executive’s annual base salary would be payable over twelve months, in the case of Messrs. Jackson and LaCreta and eighteen months in the case of Mr. Constantino, with payment to be made at the same time that we pay other peer executives of MicroFinancial. In that case, the executive would also be entitled to a continuation of health benefits over the same period. If the employment is terminated because of the executive’s disability prior to a change in control, then we would pay the executive the salary amounts described above (including any previously deferred compensation and accrued vacation), less amounts that the executive would be entitled to receive under our disability benefit plans. Each of the executives has agreed not to become employed by a microticket leasing company that competes with us for the twelve months following any termination.

A “change in control” is defined more specifically in each of these agreements, but it generally means one of the following:

•	the acquisition by any person, entity or group of beneficial ownership of 50% or more of our common stock or of the voting power entitled to vote in the election of our directors;

•	members of our Board of Directors at the date of the agreements ceasing to make up the majority of the Board, except where the new members of the Board are approved by majority vote of the Board at the time;

•	approval by our stockholders (or, if applicable, by a bankruptcy judge) of a merger, reorganization or consolidation, unless more than 60% of the common stock and voting power of the company resulting from the transaction continue to be owned by stockholders who were the owners of such stock before the transaction; or

•	approval by our stockholders (or, if applicable, a bankruptcy judge) of a complete liquidation or dissolution of the company or the sale of all or substantially all of our assets.

The Compensation and Benefits Committee believes that these employment agreements are in our best interests and in the best interests of our shareholders as they provide the executives with the proper incentives to ensure that they fully cooperate with any new ownership pending a change in control event. In addition, they promote the stability and continuity of the senior management team at other times. The committee reviews these agreements annually to ensure that they appropriate and adequate for each of the executives covered.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2006, relating to our equity compensation plans pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Equity Compensation Plan Information

Number of Securities
Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued Upon Exercise	Exercise Price of	Equity Compensation
	of Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights(2)	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	1,242,500	$9.19	1,666,642
Equity compensation plans not approved by security holders	—	—	—
Total	1,242,500	$9.19	1,666,642

(1)	This plan is our 1998 Equity Incentive Plan (which was approved by stockholders at the 2001 special meeting of stockholders in lieu of annual meeting).

(2)	Weighted average exercise price of outstanding options; excludes restricted stock.

PROPOSAL 1

ELECTION OF DIRECTORS

As of the date of this proxy statement, the MicroFinancial Board consists of 7 persons. The MicroFinancial Board is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. Three directors are to be elected at the Special Meeting to serve until the 2010 annual meeting and until their successors are elected and have qualified. The nominees for this class of directors are Peter R. Bleyleben, John W. Everets and Richard F. Latour. A director is elected by a plurality of votes of the shares of Common Stock present in person or represented by proxy, and entitled to vote at the Special Meeting when there is a quorum. Each of the nominees for director are presently directors of MicroFinancial. They have consented to being named a nominee in this proxy statement and have agreed to serve as a director if elected at the Special Meeting. In the event that the nominees are unable to serve, the persons named in the proxy have discretion to vote for other persons if those other persons are designated by the MicroFinancial Board. The MicroFinancial Board has no reason to believe that the nominees will be unavailable for election.

THE MICROFINANCIAL BOARD RECOMMENDS
A VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS.

Nominees for Director

Director, Age and	Principal Occupation and
Committee Membership	Other Information

Terms To Expire in 2010
Peter R. Bleyleben, 54 Credit Policy Committee	Peter R. Bleyleben serves as Chairman of the Board of Directors of the Corporation and on the Credit Policy Committee since January 2005. He served as President, Chief Executive Officer and Director of the Corporation or its predecessor since June 1987 until January 2002, and Chief Executive Officer until October 2002. He is also a director of UpToDate in Medicine, Inc. and of Apres Health and Fitness, Inc., both privately held companies. Before joining the Corporation, Dr. Bleyleben was Vice President and Director of the Boston Consulting Group, Inc. (“BCG”) in Boston. During his more than eight years with BCG, Dr. Bleyleben focused his professional strategic consulting practice on the financial services and telecommunications industries. Prior to joining BCG, Dr. Bleyleben earned an M.B.A. with distinction and honors from the Harvard Business School, an M.B.A. and a Ph.D. in Business Administration and Economics, respectively, from the Vienna Business School in Vienna, Austria and a B.S. in Computer Science from the Vienna Institute of Technology.

John W. Everets, 60 Chairman, Strategic Planning Committee	John W. Everets has been Chairman of the Board and Chief Executive Officer of HPSC, Inc. since 1993. HPSC was acquired by General Electric Healthcare Financial Services in early 2004. Established in 1974, HPSC was a publicly-owned, non-bank specialty finance company providing leasing and healthcare equipment financing on a nationwide basis. Previous to his becoming CEO of HPSC, Mr. Everets was Chairman of the Board and Chief Executive Officer of T.O. Richardson Co., Inc., an investment management company. He was also Executive Vice President and Director of Advest, Inc. from 1977 to January 1990. In addition, he served as Chairman of the Board of Billings & Co., Inc., a real estate investment banking firm, and Chairman of Advest Credit Corp., both subsidiaries of Advest Group, Inc. Mr. Everets was Vice Chairman of the Connecticut Development Authority as well as Chairman of the Loan Committee of this $1.8 billion quasi-government agency. He is a director of the Eastern Company, and serves as the chair of its audit committee and a member of its compensation committee. He is a former director of Key Bank New England and EHP Systems, now First American. Mr. Everets is also a member of the National Academy of Science Presidents’ Circle and a member of the board of The Trust for America’s Health.

Director, Age and	Principal Occupation and
Committee Membership	Other Information

Richard F. Latour, 53	Richard F. Latour has served as President, Chief Executive Officer, Treasurer, Clerk and Secretary of the Corporation since October 2002 and as President, Chief Operating Officer, Chief Financial Officer, Treasurer, Clerk and Secretary, as well as a director of the Corporation, since February 2002. From 1995 to January 2002, he served as Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Clerk and Secretary. From 1986 to 1995 Mr. Latour served as Vice President of Finance and Chief Financial Officer. Prior to joining the Corporation, Mr. Latour was Vice President of Finance for eleven years with Trak Incorporated, an international manufacturer and distributor of consumer goods, where he was responsible for all financial and operational functions. Mr. Latour earned a B.S. in accounting from Bentley College in Waltham, Massachusetts.

Continuing Directors
Terms Expiring in 2008
Torrence C. Harder, 63 Chairman, Credit Policy Committee; Audit Committee; Strategic Planning Committee	Torrence C. Harder has served as a Director of the Corporation since 1986, served as Chairman of the Credit Policy Committee since January 2005, and has been a member of the Audit Committee since 1997 and of the Strategic Planning Committee since March 2006. He has been the President and Director of Harder Management Company, Inc., a registered investment advisory firm, since its establishment in 1971. He has also been the President and Director of Entrepreneurial Ventures, Inc., a private equity investment firm, since its founding in 1986. Mr. Harder is a Director of RentGrow, Inc., Command Credit Corporation and UpToDate in Medicine, Inc., a privately held company. Mr. Harder earned an M.B.A. from the Wharton School of the University of Pennsylvania, and a B.A. with honors from Cornell University.

Fritz von Mering, 54 Chairman, Audit Committee; Compensation and Benefits Committee; Nominating and Corporate Governance Committee	Fritz von Mering has served as a Director of the Corporation and a member of the Audit Committee since 2004, Chairman of the Audit Committee since January 2005, and a member of the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee since January 2005. From 1989 to 2006, he held various roles at Boston Communications Group, Inc. (“Boston Communications”), a Boston-based provider of call processing to the global wireless industry, including Chief Operating Officer, Vice President of Corporate Development, and Chief Financial Officer, and served on the Board of Boston Communications through March 2007. Prior to joining Boston Communications, Mr. von Mering was the Chief Financial Officer of Massachusetts Gas & Electric from 1986 to 1989. Before joining Massachusetts Gas & Electric, Mr. von Mering was regional vice president and general manager for Metromedia’s paging division from 1980 to 1986. Prior to Metromedia, Mr. von Mering held various positions at Coopers & Lybrand, where he earned his C.P.A. Mr. von Mering earned his B.S. in Accounting from Boston College and an M.B.A from Babson College.

Director, Age and	Principal Occupation and
Committee Membership	Other Information

Terms Expiring in 2009
Brian E. Boyle, 59 Chairman, Nominating and Corporate Governance Committee; Audit Committee; Compensation and Benefits Committee; Credit Policy Committee; Strategic Planning Committee	Brian E. Boyle, the Chief Executive Officer of the Corporation from 1985 to 1987 and Chairman of the MicroFinancial Board from 1985 to 1995, has served as a Director of the Corporation or its predecessor since 1985 and has been a member of the Audit Committee and the Compensation Committee since 1997, the Chairman of the Nominating and Corporate Governance Committee since January 2004; a member of the Credit Policy Committee since January 2005; and a member of the Strategic Planning Committee since March 2006. He is currently the Vice Chairman and a Director of Boston Communications, as well as a Director of Global Services Partners Acquisition Corp. He also served as Chairman of GoldK, Inc. from 1999 to March of 2003, and was the Chief Executive Officer of GoldK, Inc. from 1999 until November 2002. Prior to joining Boston Communications, Dr. Boyle was the Chairman and Chief Executive Officer of Credit Technologies, Inc., a Massachusetts-based provider of credit decision and customer acquisition software, from 1989 to 1993. From 1995 to 1999 he was a Director of Saville Systems, a global telecommunications billing software company, with its United States headquarters in Burlington, Massachusetts, and served as a member of its Compensation Committee from 1995 to October 1999. Dr. Boyle is also a director of several private companies. Dr. Boyle earned his A.B. in Mathematics from Amherst College and a B.S. in Electrical Engineering and Computer Science, an M.S. in Operations Research, an E.E. in Electrical Engineering and Computer Science and a Ph.D. in Operations Research, all from the Massachusetts Institute of Technology.

Alan J. Zakon, 71 Chairman, Compensation and Benefits Committee; Nominating and Corporate Governance Committee; Strategic Planning Committee	Alan J. Zakon has served as a Director of the Corporation since 1988, on the Compensation and Benefits Committee since 1997 and its Chairman since January 2005 and on the Nominating and Corporate Governance Committee since January 2004 and the Strategic Planning Committee since March 2006. Dr. Zakon served as Managing Director of Bankers Trust Corporation from 1989 to 1995 where he was Chairman of the Strategic Policy Committee. Dr. Zakon is a Director and a member of the Audit Committee of Arkansas Best Corporation, a nationwide commercial transportation and trucking company and a Director of InfraRedx, a privately held medical research and development company. Dr. Zakon holds a B.A. from Harvard University, an M.S. in Industrial Management from the Sloan School at the Massachusetts Institute of Technology and a Ph.D. in Economics and Finance from the University of California at Los Angeles.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF
MICROFINANCIAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The selection of Vitale Caturano & Co. (“Vitale”) to serve as independent auditors of MicroFinancial for the current fiscal year ending December 31, 2007, will be submitted to the stockholders of the Corporation for ratification at the Special Meeting. Although ratification is not legally required, the Corporation is submitting the appointment of Vitale to stockholders as a matter of good corporate governance. If the ratification is not approved, then the Audit Committee of the Corporation’s Board of Directors will reconsider the appointment. Representatives of Vitale will be present at the Special Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

Vitale has advised MicroFinancial that neither it nor any of its members has any direct financial interest in MicroFinancial as a promoter, underwriter, voting trustee, director, officer or employee. All professional services rendered by Vitale during the year ended December 31, 2006 were furnished at customary rates.

The ratification of the selection of independent auditors requires the affirmative vote of a majority of the outstanding Common Stock, present in person or represented by proxy, and entitled to vote thereon at the Special Meeting when there is a quorum.

THE MICROFINANCIAL BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL
WHICH IS IDENTIFIED AS PROPOSAL 2 ON THE ENCLOSED PROXY.

Fees to Independent Registered Public Accounting Firm for Fiscal 2006 and 2005

Audit Fees.  The aggregate fees billed by Vitale for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal year ended December 31, 2006 and for the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q for that fiscal year and for services provided in connection with statutory or regulatory filings or engagements were $201,969.

The aggregate fees billed by Vitale for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal year ended December 31, 2005 and for the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q for that fiscal year and for services provided in connection with statutory or regulatory filings or engagements were $231,288.

Audit-Related Fees.  The aggregate fees billed by Vitale for assurance and related services reasonably related to employee benefit plan audits and not reported under the foregoing “Audit Fees” section rendered to the Corporation for the fiscal year ended December 31, 2006 were $13,000.

The aggregate fees billed by Vitale for assurance and related services reasonably related to employee benefit plan audits and not reported under the foregoing “Audit Fees” section rendered to the Corporation for the fiscal year ended December 31, 2005 were $14,500.

Tax Fees.  The aggregate fees billed by Vitale for professional services rendered to the Corporation related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2006 were $23,775, which includes review of the annual returns and consultation in connection with the IRS audit.

The aggregate fees billed by Vitale for professional services rendered to the Corporation related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2005 were $28,250.

All Other Fees.  There were no other fees billed by Vitale for services rendered to the Corporation, other than the services described under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for the fiscal years ended December 31, 2006 and December 31, 2005.

Approval by Audit Committee

The charter of the Audit Committee requires that the Committee approve in advance any audit or permissible non-audit engagement or relationship between the Corporation and the independent auditors. The Committee has delegated to the Chairman of the Audit Committee the authority to approve in advance all audit-related or non-audit services to be provided by the independent auditor if presented to the full Committee at the next regularly scheduled meeting of the Audit Committee.

OTHER MATTERS

Management does not know of any matters which will be brought before the Special Meeting other than those specified in the Notice of Special Meeting of Stockholders. However, if any other matters properly come before the Special Meeting, the persons named in the form of proxy, or their substitutes, will vote on such matters in accordance with their best judgment.

2008 STOCKHOLDER PROPOSALS

Proposals of stockholders to be included in the proxy statement and form of proxy for the Corporation’s 2008 annual meeting of stockholders must be received by December 21, 2007. Stockholders who wish to make a proposal at the aforementioned meeting of stockholders, other than one that will be included in the Corporation’s proxy materials, must notify the Corporation no later than January 20, 2008 of such a proposal. If a stockholder makes such a timely notification, the proxies solicited by the MicroFinancial Board will confer discretionary voting authority on the persons named as attorneys in the proxy and such persons may exercise discretionary voting authority under circumstances consistent with the rules of the Securities and Exchange Commission.

If a stockholder who wishes to present a proposal fails to notify the Corporation by January 20, 2008, the stockholder shall not be entitled to present the proposal at the meeting. Notwithstanding the failure to timely notify the Corporation, if the proposal is brought before the meeting, then the proxies solicited by the MicroFinancial Board will confer discretionary voting authority on the persons named as attorneys in the proxy.

Proposals should be mailed to Richard F. Latour, Clerk of MicroFinancial, at 10M Commerce Way, Woburn, Massachusetts 01801.

FINANCIAL STATEMENTS

The financial statements of the Corporation are contained in the Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006 that was filed with the Securities and Exchange Commission on March 28, 2007, a copy of which is included with this proxy statement. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

MISCELLANEOUS

All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation.

Submitted by Order of the Board of Directors,

RICHARD F. LATOUR
Clerk

Woburn, Massachusetts
April 19, 2007

SPECIAL MEETING OF STOCKHOLDERS IN LIEU OF ANNUAL MEETING OF
MICROFINANCIAL INCORPORATED
Wednesday, May 16, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of the following directors for three-year terms.

NOMINEES
☐	FOR ALL NOMINEES	¡	Peter R. Bleyleben
		¡	John W. Everets
☐	WITHHOLD AUTHORITY	¡	Richard F. Latour
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment by the Board of Directors of the firm of Vitale, Caturano & Co. as independent registered public accounting firm of the Corporation for the year ending December 31, 2007.	☐	☐	☐
THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS AND FOR THE RATIFICATION OF THE APPOINTMENT OF VITALE, CATURANO & CO. AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.
PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY
MICROFINANCIAL INCORPORATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION
FOR THE SPECIAL MEETING OF STOCKHOLDERS IN LIEU OF ANNUAL MEETING
TO BE HELD ON MAY 16, 2007, OR ANY ADJOURNMENTS THEREOF.
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THEIR STOCKHOLDER(S).
The undersigned stockholder of MicroFinancial Incorporated (the “Corporation”) hereby appoints Peter R. Bleyleben and Richard F. Latour (each a “Proxy Agent”), jointly and severally with full power of substitution to each as proxies for and on behalf of the undersigned, to attend the Special Meeting of Stockholders in Lieu of Annual Meeting of MicroFinancial Incorporated, to be held at Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts on Wednesday, May 16, 2007, at 4:00 P.M., or any adjournments thereof, and to vote as directed below all stock of the Corporation which the undersigned would be entitled to vote if personally present.
By acceptance, each Proxy Agent agrees that this Proxy will be voted in the manner directed by the stockholder giving this Proxy. If no direction is specified, the Proxy will be voted FOR the election of the nominees for Director for three-year terms and FOR the ratification of the appointment of Vitale, Caturano & Co. as the Corporation’s independent registered public accounting firm for the year ending December 31, 2007, each as set forth on the reverse. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournments thereof. This Proxy, if properly executed and delivered, will revoke all other Proxies.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS AND FOR THE RATIFICATION OF THE APPOINTMENT OF VITALE, CATURANO & CO. AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.
CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE